Exhibit 99.1
Contact: Kevin Murphy 585-218-4210

Pro-Fac Receives Distribution Following Sale of Birds Eye

Fairport, N.Y., December 23, 2009…Pro-Fac Cooperative, Inc. (Nasdaq-CM: PFACP), an agricultural cooperative, announced that it received a distribution of approximately $238 million from Birds Eye Holdings, LLC upon the closing of the sale of Birds Eye Foods, Inc. to the Pinnacle Foods Group. The sale was completed today.

“This is a great day in the history of our Cooperative,” said Pro-Fac General Manager and CEO Stephen R. Wright. “This is another successful chapter in the life story of a very innovative farmer-owned and farmer-controlled organization.”

Wright added that the Pro-Fac Board of Directors will be evaluating potential uses for the cash received from this transaction, including distributions to Pro-Fac members and other stakeholders, and expects to make a further announcement when a course of action is determined.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, dry beans, beets, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on the Nasdaq Capital Market under the stock symbol, “PFACP”. More information about Pro-Fac can be found on its web site at www.profaccoop.com/.